Exhibit 5.1

100 Lenox Drive, Suite 200

Lawrenceville, NJ 08648

(609) 243-9111

www.stevenslee.com

July 25, 2023

Board of Directors

BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, New Jersey 07002

Re:	Form S-8 Registration Statement

BCB Bancorp, Inc. 2023 Equity Incentive Plan

Ladies and Gentlemen:

BCB Bancorp, Inc. (the “Company”) is registering 1,000,000 shares of its common stock, without par value (the “Common Stock”), pursuant to the Company’s Form S-8 Registration Statement (the “Registration Statement”), being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement covers the Common Stock to be issued under the BCB Bancorp, Inc. 2023 Equity Incentive Plan (the “Plan”). We, as counsel to the Company, have reviewed:

(1) the certificate of incorporation of the Company;

(2) the by-laws of the Company;

(3) the Plan;

(4) the Registration Statement;

(5) the resolutions adopted by the board of directors of the Company relating to the approval of the Plan and the Registration Statement;

(6) a good standing certificate dated July 18, 2023, with respect to the Company issued by the Department of the Treasury of the State of New Jersey; and

(7) a copy of the specimen certificate representing shares of the Common Stock.

Based solely upon our review of the foregoing and subject to the limitations, assumptions, qualifications and caveats stated below, it is our opinion that:

(a) the Company has been duly incorporated under the laws of the State of New Jersey and is validly existing and in good standing under the laws of such state; and

Allentown     •     Bergen County     •     Bala Cynwyd     •     Cleveland     •     Fort Lauderdale     •     Harrisburg     •     Lancaster     •     New York Philadelphia     •     Princeton     •     Reading     •     Rochester     •     Scranton     •     Valley Forge     •     Wilkes-Barre     •     Wilmington

A PA Professional Corporation, Thomas B. Lewis, NJ Managing Attorney

July 25, 2023

(b) the Common Stock covered by the Registration Statement has been duly authorized and, when issued under the terms set forth in the Plan, will be validly issued, fully paid and nonassessable.

In connection with delivering this opinion letter, we have relied as to matters of fact upon the representations of members of the Company’s management. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.

We express no opinion as to laws of any jurisdiction other than the Federal laws of the United States of America and the laws of the State of New Jersey, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STEVENS & LEE